Exhibit 10.4

Commercial Lease Agreement

This Commercial Lease Agreement (“Lease”) is made and effective January 1, 2010, by and between SNBL USA, Ltd. A Washington Corporation having a notice address of 6605 Merrill Creek Parkway, Everett, WA 98203 (“Landlord”) and Ontorii, Inc. a Delaware corporation having a notice address of 419 Western Ave. Boston MA 02135 (“Tenant”).

Landlord is the leaseholder of certain land and improvements (the “Master Lease Premises”) located at the real property commonly known and numbered as 1320 Soldiers Field Road, Boston, MA. Landlord has entered into a leasehold agreement with Harvard Real Estate – Allston Inc. (“Harvard”) on June 25th, 2009, such lease is attached hereto and incorporated by this reference (the “Master Lease”.) The land and improvements possessed by Landlord are legally described therein (the “Building”).

Landlord makes available for lease a portion of the Building designated as marked on the attached floor plan, comprising a total of approximately 3850 sf. Landlord also makes available, as shared space in common, to share and share alike, an additional 408 sf, designated as “Conference Room Small” (approx 90sf), “Conference Room Large (approx. 188 sf) and “Common Lobby Area” (approx. 130 sf) (together the “Leased Premises” of approximately 4258sf). “Ontorii’s Proportionate Share” of the Premises is thus ninety seven and 93/100 percent, determined by the ratio of leased space to total space: 4258/4348.

Landlord desires to sublease the Leased Premises to Tenant subject to and under the terms and conditions of the Master Lease and the consent to Office Space Sublease of even date, executed by the parties hereto and Harvard, and Tenant desires to lease the Leased Premises from Landlord for the term, at the rental and upon the covenants, conditions and provisions herein set forth. Landlord and Tenant further agree and acknowledge, that notwithstanding and of the terms used in this Lease, the Lease is a sublease by SNBL USA Ltd. as “tenant” under the Master Lease to Ontorii Inc. as sub lessee.

THEREFORE, in consideration of the mutual promises herein, contained and other good and valuable consideration, it is agreed:

1. Term.

A. Landlord hereby leases the Leased Premises to Tenant, and Tenant hereby leases the same from Landlord, for the “Lease Term” as defined in the Master Lease. Landlord shall use its best efforts to give Tenant possession as nearly as possible at the beginning of the Lease term. If Landlord is unable to timely provide the Leased Premises, rent shall abate for the period of delay. Tenant shall make no other claim against Landlord for any such delay.

B. Tenant may renew this Lease subject to Landlord’s availability under the Master Lease, and upon Tenant giving reasonable advance notice to Landlord of intent to so extend, such notice no later than Landlord’s required notice under the Master Lease. The renewal term shall be at the rental set forth below and otherwise upon the same covenants, conditions and provisions as provided in this Lease.

2. Rental and Other Payments.

A. Tenant shall pay to Landlord during the Term rental of $68,128.00 per year, payable in installments of $5,677.33 per month commencing on the Rent Commencement Date as defined in the Master Lease. Such rent represents Landlord’s Basic Rent of $69,568.00 per annum ($5,797.33/month) under the Master Lease times the percentage of Ontorii’s Proportionate Share. Each installment payment shall be due in advance on the first day of each calendar month during the lease term to Landlord at 6605 Merrill Creek Parkway, Everett WA 98203. or at such other place designated by written notice from Landlord or Tenant. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis.

B. Tenant shall also pay Landlord any and all Additional Rents (as defined and calculated in the Master Lease) times Ontorii’s Proportional Share. Such payments shall be made as defined in section 2A above. Landlord shall notify Tenant of changes to such additional rents when received as described by the Master Lease.

C. Tenant shall also pay Landlord, on a monthly basis, the sum of $925,984.94 in 112 monthly installments in the manner described in section 2A of $8,267.72 representing Tenant’s cost of premises improvements made by Landlord. This monthly obligation survives any termination of this Lease and/or abandonment of the leased premises by Tenant.

D. The rental for any renewal lease term, if created as permitted under this Lease, shall be as defined to the Extension Term in the Master Lease payable in 12 equal installments as described in section 2A.

3. Use

Notwithstanding the forgoing, Tenant shall use the Leased Premises only for the Permitted Uses under the Master Lease and for no other uses. Tenant shall undertake all duties of care with respect to the premises, as undertaken by Landlord under the Master Lease.

4. Sublease and Assignment.

Tenant shall not sublease all or any part of the Leased Premises, nor assign this Lease in whole or in part without Landlord’s consent.

5. Repairs.

During the Lease term, Tenant shall make, at Tenant’s sole expense, all necessary repairs to the Leased Premises. Repairs shall include such items as routine repairs of floors, walls, ceilings, and other parts of the Leased Premises damaged or worn through normal occupancy, except for major mechanical systems or the roof, subject to the obligations of the parties otherwise set forth in this Lease.

6. Alterations and Improvements.

Tenant, at Tenant’s expense, shall have the right following Landlord’s consent to remodel, redecorate, and make additions, improvements and replacements of and to all or any part of the Leased Premises from time to time as Tenant may deem desirable, provided the same are made with first-class workmanship and materials and in complicance with all applicable legal and insurance requirements as defined in the Master Lease. Tenant shall have the right to place and install personal property, trade fixtures, equipment and other temporary installations in and upon the Leased Premises, and fasten the same to the premises. All personal property, equipment, machinery, trade fixtures and temporary installations, whether acquired by Tenant at the commencement of the Lease term or placed or installed on the Leased Premises by Tenant thereafter, shall remain Tenant’s property free and clear of any claim by Landlord. Tenant shall have the right to remove the same at any time during the term of this Lease provided that all damage to the Leased Premises caused by such removal shall be repaired by Tenant at Tenant’s expense.

7. Property Taxes.

Landlord shall pay, prior to delinquency, all general real estate taxes and installments of special assessments coming due during the Lease term on the Leased Premises, and all personal property taxes with respect to Landlord’s personal property, if any, on the Leased Premises. Tenant shall be responsible for paying all personal property taxes with respect to Tenant’s personal property at the Leased Premises.

8. Insurance.

A. If the Leased Premises or any other part of the Building is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant’s agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Tenant shall be responsible for the costs of repair not covered by insurance.

B. Landlord shall maintain fire and extended coverage insurance on the Building and the Leased Premises in such amounts as Landlord shall deem appropriate. Tenant shall be responsible, at its expense, for fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises.

C. Tenant and Landlord shall, each at its own expense, maintain a policy or policies of comprehensive general liability insurance with respect to the respective activities of each in the Building with the premiums thereon fully paid on or before due date, issued by and binding upon some insurance company approved by Landlord, and, notwithstanding any provision of this Lease, such insurance shall satisfy the requirements set forth in Section 9.7 of the Master Lease, including without limitation the requirement that such policy shall carry all endorsements required for Tenant’s insurance under the Master Lease. Landlord shall be listed as an additional insured on Tenant’s policy or policies of comprehensive general liability insurance, and Tenant shall provide Landlord with current Certificates of Insurance evidencing Tenant’s compliance with this Paragraph. Tenant shall obtain the agreement of Tenant’s insurers to notify Landlord that a policy is due to expire at least (10) days prior to such expiration. Landlord shall not be required to maintain insurance against thefts within the Leased Premises or the Building.

9. Utilities.

Tenant shall pay all charges for water, sewer, gas, electricity, telephone and other services and utilities used by Tenant (As calculated using Ontorii’s Proportional Share) on the Leased Premises during the term of this Lease unless otherwise expressly agreed in writing by Landlord. In the event that any utility or service provided to the Leased Premises is not separately metered, Landlord shall pay the amount due and separately invoice Tenant for Tenant’s pro rata share of the charges. Tenant shall pay such amounts within fifteen (15) days of invoice. Tenant acknowledges that the Leased Premises are designed to provide standard office use electrical facilities and standard office lighting. Tenant shall not use any equipment or devices that utilizes excessive electrical energy or which may, in Landlord’s reasonable opinion, overload the wiring or interfere with electrical services to other tenants.

10. Signs.

Subject to Section 9.28 of the Master Lease, following Landlord’s consent, Tenant shall have the right to place on the Leased Premises, at locations indicated in Section 9.28 of the Master Lease, any signs which are permitted by applicable zoning ordinances and private restrictions. Landlord may refuse consent to any proposed signage that is in Landlord’s opinion too large, deceptive, unattractive or otherwise inconsistent with or inappropriate to the Leased Premises or use of any other tenant. Tenant shall repair all damage to the Leased Premises resulting from the removal of signs installed by Tenant.

11. Entry.

Landlord shall have the right to enter upon the Leased Premises at reasonable hours to inspect the same, provided Landlord shall not thereby unreasonably interfere with Tenant’s business on the Leased Premises.

12. Parking.

During the term of this Lease, Tenant shall have the non-exclusive use in common with Landlord, other tenants of the Building, their guests and invitees, four (4) unassigned parking spaces in the surface parking lot located at 1330 Soldiers Field Road as non-

reserved common automobile parking areas, such spaces to be on a first come-first served basis; driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord in conformance with the Master Lease. Landlord reserves the right to designate parking areas within the Building or in reasonable proximity thereto, for Tenant and Tenant’s agents and employees. Tenant shall provide Landlord with a list of all license numbers for the cars owned by Tenant, its agents and employees. Tenant hereby leases from Landlord three (3) designated parking spaces in the surface parking lot located on the Land at 1320 Soldiers Field Road.

13. Building Rules.

Tenant will comply with the rules of the Building adopted and altered by Landlord from time to time and will cause all of its agents, employees, invitees and visitors to do so; all changes to such rules will be sent by Landlord to Tenant in writing. The initial rules for the Building are described in Exhibit A of the attached and incorporated Master Lease, and further incorporated herein for all purposes.

14. Damage and Destruction.

Subject to Section 8 A. above, if the Leased Premises or any part thereof or any appurtenance thereto is so damaged by fire, casualty or structural defects that the same cannot be used for Tenant’s purposes, then Tenant shall have the right within ninety (90) days following damage to elect by notice to Landlord to terminate this Lease as of the date of such damage. In the event of minor damage to any part of the Leased Premises, and if such damage does not render the Leased Premises unusable for Tenant’s purposes. Landlord shall promptly repair such damage at the cost of the Landlord. In making the repairs called for in this paragraph, Landlord shall not be liable for any delays resulting from strikes, governmental restrictions, inability to obtain necessary materials or labor or other matters which are beyond the reasonable control of Landlord. Tenant shall be relieved from paying rent and other charges during any portion of the Lease term that the Leased Premises are inoperable or unfit for occupancy, or use, in whole or in part, for Tenant’s purposes. Rentals and other charges paid in advance for any such periods shall be credited on the next ensuing payments, if any, but if no further payments are to be made, any such advance payments shall be refunded to Tenant. The provisions of this paragraph extend not only to the matters aforesaid, but also to any occurrence which is beyond Tenant’s reasonable control and which renders the Leased Premises, or any appurtenance thereto, inoperable or unfit for occupancy or use, in whole or in part, for Tenant’s purposes.

15. Default.

If default shall at any time be made by Tenant in the payment of rent when due to Landlord as herein provided, and if said default shall continue for fifteen (15) days after written notice thereof shall have been given to Tenant by Landlord, or if default shall be made in any of the other covenants or conditions to be kept, observed and performed by Tenant, and such default shall continue for thirty (30) days after notice thereof in writing to Tenant by Landlord without correction thereof then having been commenced and thereafter diligently prosecuted, Landlord may declare the term of this Lease ended and terminated by giving Tenant written notice of such intention, and if possession of the Leased Premises is not surrendered. Landlord may reenter said premises. Landlord shall have, in addition to the remedy above provided, any other right or remedy available to Landlord on account of any Tenant default, either in law or equity. Landlord shall use reasonable efforts to mitigate its damages.

16. Quiet Possession.

Subject to any provisions of the Master Lease, Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable and undisturbed and uninterrupted possession of the Leased Premises during the term of this Lease.

17. Condemnation.

If any legally, constituted authority condemns the Building or such part thereof which shall make the Leased Premises unsuitable for leasing, this Lease shall cease when the public authority takes possession, and Landlord and Tenant shall account for rental as of that date. Such termination shall be without prejudice to the rights of either party to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning authority.

18. Subordination.

Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust, operation of the Master Lease, or other lien presently existing or hereafter arising upon the Leased Premises, or upon the Building and to any renewals, refinancing and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Leased Premises of the Building, and Tenant agrees upon demand to execute such further instruments subordinating this Lease to the holder of any such liens as Landlord may request. In the event that Tenant should fail to execute any instrument of subordination herein required to be executed by Tenant promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instrument in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest. Tenant agrees that it will from time to time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that

Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

19. Notice.

Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by United States certified mail, return receipt requested, addressed as follows:

If to Landlord to:

SNBL USA Ltd.

6605 Merrill Creek Parkway

Everett, WA 98203

If to Tenant to:

Ontorii, Inc.

419 Western Ave.

Boston MA 02135

Landlord and Tenant shall each have the right from time to time to change the place notice is to be given under this paragraph by written notice thereof to the other party.

21. Brokers.

Tenant represents that Tenant was not shown the Premises by any real estate broker or agent and that Tenant has not otherwise engaged in, any activity which could form the basis for a claim for real estate commission, brokerage fee, finder’s fee or other similar charge, in connection with this Lease.

22. Waiver.

No waiver of any default of Landlord or Tenant hereunder shall be implied from any omission to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. One or more waivers by Landlord or Tenant shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition.

23. Memorandum of Lease.

The parties hereto contemplate that this Lease should not and shall not be filed for record, but in lieu thereof, at the request of either party, Landlord and Tenant shall execute a Memorandum of Lease to be recorded for the purpose of giving record notice of the appropriate provisions of this Lease.

24. Headings.

The headings used in this Lease are for convenience of the parties only and shall not be considered in interpreting the meaning of any provision of this Lease.

25. Successors.

The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors and assigns.

26. Consent.

Landlord shall not unreasonably withhold or delay its consent with respect to any matter for which Landlord’s consent is required or desirable under this Lease. Tenant agrees to cooperate reasonably with Landlord in executing such documents or amendments to this Lease to effectuate the intended purpose of providing the leased space to Tenant at pro-rata pass-through costs from the Master Lease, including but not limited to renegotiation of payment terms, obligations and duties to conform with any requirement under the Master Lease.

27. Compliance with Law.

Tenant shall comply with all laws, orders, ordinances and other public requirements now or hereafter pertaining to Tenant’s use of the Leased Premises. Landlord shall comply with all laws, orders, ordinances and other public requirements now or hereafter affecting the Leased Premises.

28. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

29. Governing Law.

This Agreement shall be governed, construed and interpreted by, through and under the Laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

SNBL USA, LTD.		ONTORII, INC.

By:	/s/ Hideshi Tsusaki	By:	/s/ Gregory L. Verdine

Name:	Hideshi Tsusaki, DVM, PhD	Name:	Dr. Gregory L. Verdine

Title:	President & COO	Title:	President

Date:	3/17/2010	Date:	3/15/2010